Exhibit 99

News
PPG Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2025 financial results

Fourth quarter highlights:
•Net sales of $3.9 billion
•Organic sales growth of 3% year over year due to higher selling prices and sales volume growth in all regions
•Reported earnings per diluted share (EPS) of $1.34 and adjusted EPS of $1.51
•Share repurchases of approximately $100 million in the quarter

Full-year 2025 highlights:
•Net sales of $15.9 billion
•Organic sales increased 2% year over year due to higher sales volumes and selling prices
•Reported EPS of $6.92 and adjusted EPS of $7.58
•Segment margin of 17% and segment EBITDA margin of 19%
•Operating cash flow of $1.9 billion, an increase of more than $500 million year over year
•Share repurchases and dividends totaling $1.4 billion

PITTSBURGH, Jan. 27, 2026 – PPG (NYSE:PPG) today reported financial results for the fourth quarter and full-year 2025.

Fourth Quarter Consolidated Results

$ in millions, except EPS	4Q 2025	4Q 2024	YOY change
Net sales	$3,914	$3,729	+5%
Net income (a)	$302	$2
Adjusted net income (a)(b)	$341	$375	(9)%
EPS (a)	$1.34	$0.01
Adjusted EPS (a)(b)	$1.51	$1.61	(6)%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter and year:

In the fourth quarter, we accelerated our growth momentum by delivering 3% growth in organic sales, our highest performance in any quarter this year, with contributions from sales volume and selling prices, and all regions delivering sales volume growth.

Results for our Global Architectural Coatings segment improved sequentially each quarter of 2025, with organic sales growth of 2% in the fourth quarter as project-related sales in Mexico recovered sequentially and retail sales were strong. Overall demand in Europe remained mixed.

Performance Coatings segment organic sales grew 3% in the quarter as strong results in aerospace coatings and protective and marine coatings were partially offset by lower automotive refinish coatings demand, reflecting customer order patterns that were weighted toward the first half of the year. Fourth quarter pricing improved 4% year over year as a result of strong demand for our technology-advantaged products and services.

Industrial Coatings segment organic sales grew 4% year over year due to share gains. This was evident as we outpaced industry production in automotive original equipment manufacturer (OEM) coatings, industrial coatings, and especially in packaging coatings where we delivered double-digit volume growth in the quarter.

For the full year, we consistently delivered higher sales volumes and selling prices resulting in 2% organic sales growth. This strong performance was led by double-digit percentage growth in aerospace coatings and protective and marine coatings, and high single-digit percentage growth in packaging coatings. Additionally, our Performance Coatings segment delivered record sales and earnings.

In 2025, the company's decisive actions to reduce global structural costs have yielded benefits of $75 million, and we expect incremental restructuring savings of $50 million in 2026 as we execute our European manufacturing consolidation and other structural cost reductions.

Fourth quarter adjusted EPS was $1.51, and full-year 2025 adjusted EPS was $7.58. During the quarter, we repurchased approximately $100 million of stock and $790 million for the full year, which represented approximately 3% of our outstanding shares. Combined with our dividend, we returned $1.4 billion to our shareholders in 2025. We generated $1.9 billion in operating cash flow during 2025 and ended the year with $2.2 billion of cash and short-term investments, which provides us with ongoing financial flexibility to create increased value for shareholders.

Looking ahead, I am encouraged by our organic growth momentum and what we will achieve in 2026. We anticipate that demand in Europe and in global industrial end-use markets will remain challenged. Despite the macroeconomic environment, we expect growth will be driven by aerospace coatings and architectural coatings in Mexico as well as share gains in our Industrial Coatings segment, resulting in organic sales growth in the flat to a positive low single-digit percentage range and earnings per share growth of a mid-single-digit percentage for the year. This reflects the strength of our focused organization and our sharpened portfolio of technology-advantaged products and services.

The meaningful progress we made this year would not be possible without the dedication of our employees. Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information

•Net debt was $5.1 billion, approximately $630 million higher year over year.
•The company has a $700 million debt maturity due in the first-quarter 2026.

•Corporate expenses were $114 million in the fourth quarter, higher than the prior year primarily due to higher medical claim expenses and the true-up of incentive-based compensation due to higher organic growth and strong cash generation in the fourth quarter.
•Net interest expense was $34 million in the fourth quarter.
•In the fourth quarter, the reported effective tax rate was approximately 20% and the adjusted effective tax rate was approximately 24%.

Fourth Quarter 2025 Reportable Segment Financial Results
Global Architectural Coatings segment

$ in millions	4Q 2025	4Q 2024	YOY change
Net sales	$951	$881	+8%
Sales volumes			—%
Selling prices			+2%
Foreign currency translation			+9%
Divestitures and other			(3)%
Segment income	$137	$118	+16%
Segment income %	14.4%	13.4%
Segment EBITDA (a)	$164	$144	+14%
Segment EBITDA %	17.2%	16.3%
(a) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales increased 8% compared to the fourth quarter 2024, driven by higher selling prices and favorable foreign currency translation. This was partially offset by the divestiture of our architectural coatings business in Russia. Sales volume growth in Mexico was offset by declines in Europe.

Organic sales for architectural coatings Latin America and Asia Pacific increased by a high single-digit percentage compared to the prior-year fourth quarter driven by growth in Latin America. Organic sales for architectural coatings EMEA declined by a low single-digit percentage year over year, with higher selling prices more than offset by lower sales volumes. In Mexico, retail sales were strong in the quarter, and project-related sales continued to recover sequentially versus previous quarters this year. The company expects incremental improvements in the Mexican business and governmental project investment in the first quarter 2026.

Segment EBITDA increased by 14% versus the prior year, and segment EBITDA margin increased 90 basis points year over year primarily due to higher selling prices, favorable foreign currency translation driven by the Mexican peso, and cost-control actions partially offset by inflation.

Performance Coatings segment

$ in millions	4Q 2025	4Q 2024	YOY change
Net sales	$1,322	$1,262	+5%
Sales volumes			(1)%
Selling prices			+4%
Foreign currency translation			+2%
Segment income	$246	$259	(5)%
Segment income %	18.6%	20.5%
Segment EBITDA (a)	$279	$292	(4)%
Segment EBITDA %	21.1%	23.1%
(a) Reconciliations of reported to adjusted figures are included below

Performance Coatings segment net sales increased 5% driven by higher selling prices and favorable foreign currency translation partially offset by lower sales volumes.

Organic sales improved 3% led by growth in aerospace coatings and protective and marine coatings. Aerospace coatings achieved record fourth quarter sales with double-digit percentage organic sales growth, while our order backlog increased to approximately $315 million despite higher year-over-year output. Organic sales in automotive refinish coatings decreased by a high single-digit percentage as sales volumes were lower, reflecting customer order patterns stemming from distributors weighting their purchases to the first half of 2025. Protective and marine coatings organic sales increased by a double-digit percentage compared to the prior year and achieved its 11th consecutive quarter of sales volume growth, including above-market marine sales volume growth in Asia Pacific. Traffic solutions organic sales declined a low single-digit percentage year over year in a seasonally slow quarter.

Segment EBITDA decreased by 4% versus the prior year, and segment EBITDA margin declined 200 basis points year over year to 21.1%, driven by lower automotive refinish coatings sales volumes and higher growth-related investment spending in aerospace coatings and protective and marine coatings partially offset by higher selling prices and improved manufacturing productivity.

Industrial Coatings segment

$ in millions	4Q 2025	4Q 2024	YOY change
Net sales	$1,641	$1,586	+3%
Sales volumes			+5%
Selling prices			(1)%
Foreign currency translation			+2%
Divestitures and other			(3)%
Segment income	$200	$185	+8%
Segment income %	12.2%	11.7%
Segment EBITDA (a)	$247	$234	+6%
Segment EBITDA %	15.1%	14.8%
(a) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales increased 3% compared to the fourth quarter 2024. Sales volumes improved 5%, reflecting the benefits from share gains. The impact of lower selling prices from certain index-based customer contracts was more than offset by favorable foreign currency translation. The divestiture of the silicas products business in late 2024 impacted the year-over-year sales comparison by 3%.

Automotive OEM coatings net sales increased 6% due to above-market sales volume growth as we outpaced the global automotive industry for the second consecutive quarter. Industrial coatings organic sales were flat as sales volume growth in Europe and the Asia-Pacific region offset lower indexed-based pricing. Packaging coatings organic sales increased by a double-digit percentage year over year, driven by technology-advantaged share gains.

Segment EBITDA increased 6%, and segment EBITDA margin improved by 30 basis points compared to the fourth quarter 2024 driven by higher sales volumes and improved productivity, partially offset by lower selling prices due to index-based contracts and the absence of earnings due to the divestiture of the silicas products business.

Full-Year 2025 Financial Results

$ in millions, except EPS	2025	2024	YOY change
Net sales	$15,875	$15,845	—%
Net income (a)	$1,571	$1,344	+17%
Net income margin (a)	9.9%	8.5%
Adjusted net income (a)(b)	$1,722	$1,848	(7)%
EPS (a)	$6.92	$5.72	+21%
Adjusted EPS (a)(b)	$7.58	$7.87	(4)%
Adjusted EBITDA margin (a)(b)	17.3%	18.1%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Full-year 2025 net sales were $15.9 billion, flat versus the prior year, with a 1% increase in sales volumes, a 1% increase in selling prices, and favorable foreign currency translation of 1%, while divestitures reduced net sales by 3%.

In a challenging macro environment, the company delivered adjusted EPS of $7.58, supported by sales of our technology-advantaged products and strong brands, as we delivered record results in several of our businesses, including aerospace coatings, protective and marine coatings, and packaging coatings.

In 2025, the company paid approximately $630 million in dividends. The company repurchased $790 million of stock in 2025 and ended the year with $2 billion remaining on its current share repurchase authorization. Capital expenditures totaled about $780 million.

Outlook

The company anticipates that adjusted earnings per share for the full-year 2026 will be in the range of $7.70 to $8.10, which at the mid-point represents EPS growth of a mid-single-digit percentage. This range is based on current global economic activity and foreign exchange rates, ongoing soft global industrial production, and mixed demand across the various regions where we operate. The company anticipates organic sales to be in the range of flat to low single-digit percentage growth for the full year. EPS growth is expected to be weighted toward the second half of 2026, with the first half of the year flat to low single-digit percentage growth and increasing to high single-digit percentage growth in the second half of the year.

Additional information related to 2026 financial projections is posted within the slides and prepared commentary associated with the fourth quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we market and sell in more than 50 countries and reported net sales of $15.9 billion in 2025. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, January 27. The company will hold a conference call to review its fourth quarter and full year 2025 financial performance on January 28, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://events.q4inc.com/attendee/249773096. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A web replay will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Wednesday, January 27, 2027.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2024 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 27, 2026, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations, PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA, adjusted EBITDA margin and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2026 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts)

	Fourth Quarter 2025		Fourth Quarter 2024
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$302	$1.34	$2	$0.01
Acquisition-related amortization expense	21	0.09	24	0.10
Business restructuring-related costs, net(b)	11	0.05	314	1.35
Portfolio optimization(c)	2	0.01	35	0.15
Income from legal settlement(d)	(9)	(0.04)	—	—
Resolution of tax matter(e)	14	0.06	—	—
Legacy environmental remediation charges(f)	—	—	3	0.01
Insurance recoveries(g)	—	—	(3)	(0.01)
Adjusted net income from continuing operations, excluding certain items	$341	$1.51	$375	$1.61

	Full Year 2025		Full Year 2024
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$1,571	$6.92	$1,344	$5.72
Acquisition-related amortization expense	94	0.41	100	0.42
Business restructuring-related costs, net(b)	40	0.18	324	1.39
Portfolio optimization(c)	(2)	(0.01)	65	0.28
Income from legal settlement(d)	(9)	(0.04)	—	—
Resolution of tax matter(e)	14	0.06	—	—
Legacy environmental remediation charges(f)	12	0.05	18	0.07
Insurance recoveries(g)	(4)	(0.02)	(3)	(0.01)
Impairment and other related charges(h)	6	0.03	—	—
Adjusted net income from continuing operations, excluding certain items	$1,722	$7.58	$1,848	$7.87

	Fourth Quarter 2025			Fourth Quarter 2024
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$389	$78	20.1%	$81	$70	86.4%
Acquisition-related amortization expense	28	7	24.4%	32	8	24.4%
Business restructuring-related costs, net(b)	14	3	18.6%	362	48	13.2%
Portfolio optimization(c)	3	1	24.6%	17	(18)	(104.1)%
Income from legal settlement(d)	(12)	(3)	24.3%	—	—	—%
Resolution of tax matter(e)	41	27	67.4%	—	—	—%
Legacy environmental remediation charges(f)	—	—	—%	4	1	24.3%
Insurance recoveries(g)	—	—	—%	(4)	(1)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$463	$113	24.4%	$492	$108	22.0%

	Full Year 2025			Full Year 2024
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$2,045	$458	22.4%	$1,852	$475	25.6%
Acquisition-related amortization expense	125	31	24.4%	132	32	24.2%
Business restructuring-related costs, net(b)	54	14	25.9%	377	53	14.1%
Portfolio optimization(c)	1	3	N/A	59	(6)	(10.2)%
Income from legal settlement(d)	(12)	(3)	24.3%	—	—	—%
Resolution of tax matter(e)	41	27	67.4%	—	—	—%
Legacy environmental remediation charges(f)	16	4	24.3%	24	6	25.0%
Insurance recoveries(g)	(6)	(2)	24.3%	(4)	(1)	25.0%
Impairment and other related charges(h)	24	6	24.3%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$2,288	$538	23.5%	$2,440	$559	22.9%

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Reported net income from continuing operations	$302	$2	$1,571	$1,344
Interest expense, net of interest income	34	15	88	64
Income tax expense	78	70	458	475
Depreciation	99	87	373	360
Amortization	28	32	125	132
Net income attributable to noncontrolling interests	9	9	16	33
EBITDA	$550	$215	$2,631	$2,408
Business restructuring-related costs, net (b)	14	362	54	377
Portfolio optimization(c)	3	17	1	59
Income from legal settlement(d)	(12)	—	(12)	—
Resolution of tax matter(e)	41	—	41	—
Legacy environmental remediation charges(f)	—	4	16	24
Insurance recoveries(g)	—	(4)	(6)	(4)
Impairment and other related charges(h)	—	—	24	—
Adjusted EBITDA	$596	$594	$2,749	$2,864

Net sales	$3,914	$3,729	$15,875	$15,845
Net income margin	7.7%	0.1%	9.9%	8.5%
Adjusted EBITDA margin	15.2%	15.9%	17.3%	18.1%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other charges/(income), net on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other (income)/charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.
(c)Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other charges/(income), net on the consolidated statement of income, including the gain of $129 million on the sale of the company's silicas products business in the fourth quarter 2024, and the losses on the sales of the company's traffic solutions business in Argentina in the second quarter 2024. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 impairment charge.
(d)In the fourth quarter 2025, the Company settled a legal matter related to a legacy business that it no longer operates. The related gain is included in Other charges/(income), net on the consolidated statement of income.

(e)In the fourth quarter 2025, the Company recorded a net charge related to the anticipated resolution of an outstanding tax matter. The Company expects to pay incremental income taxes and non-income taxes in the impacted taxing jurisdiction related to the matter. The portion of the charge related to non-income taxes is included in Other charges/(income), net on the consolidated statement of income. In connection with this matter, the Company reduced its provision for uncertain tax positions, the impact of which is included in income tax expense on the consolidated statement of income.

(f)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges/(income), net on the consolidated statement of income.
(g)In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021. In the fourth quarter 2024, the company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.
(h)In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment, which are included in Impairment and other related charges, net on the consolidated statement of income.

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Global Architectural Coatings
Net sales	$951	$881	$3,838	$3,921
Segment income	$137	$118	$599	$678
Segment depreciation and amortization	27	26	109	104
Segment EBITDA	$164	$144	$708	$782
Segment EBITDA %	17.2%	16.3%	18.4%	19.9%
Performance Coatings
Net sales	$1,322	$1,262	$5,513	$5,237
Segment income	$246	$259	$1,148	$1,142
Segment depreciation and amortization	33	33	134	132
Segment EBITDA	$279	$292	$1,282	$1,274
Segment EBITDA %	21.1%	23.1%	23.3%	24.3%
Industrial Coatings
Net sales	$1,641	$1,586	$6,524	$6,687
Segment income	$200	$185	$875	$893
Segment depreciation and amortization	47	49	192	206
Segment EBITDA	$247	$234	$1,067	$1,099
Segment EBITDA %	15.1%	14.8%	16.4%	16.4%
Total Segment EBITDA
Net sales	$3,914	$3,729	$15,875	$15,845
Segment income	$583	$562	$2,622	$2,713
Segment depreciation and amortization	107	108	435	442
Segment EBITDA	$690	$670	$3,057	$3,155
Segment EBITDA %	17.6%	18.0%	19.3%	19.9%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2025	2024	2025	2024
Net sales	$3,914	$3,729	$15,875	$15,845
Cost of sales, exclusive of depreciation and amortization	2,316	2,217	9,316	9,252
Selling, general and administrative	905	834	3,439	3,391
Depreciation	106	87	403	360
Amortization	28	32	125	132
Research and development, net	109	106	423	423
Interest expense	58	58	241	241
Interest income	(24)	(43)	(153)	(177)
Business restructuring, net	1	234	6	233
Impairment and other related charges, net	—	146	24	146
Other charges/(income), net(a)	26	(23)	6	(8)
Income before income taxes	$389	$81	$2,045	$1,852
Income tax expense(a)	78	70	458	475
Income from continuing operations	$311	$11	$1,587	$1,377
(Loss)/income from discontinued operations, net of tax	(2)	(282)	5	(228)
Net income/(loss) attributable to controlling and noncontrolling interests	$309	$(271)	$1,592	$1,149
Net income attributable to noncontrolling interests	(9)	(9)	(16)	(33)
Net income/(loss) (attributable to PPG)	$300	$(280)	$1,576	$1,116

Amounts attributable to PPG:
Income from continuing operations, net of tax	$302	$2	$1,571	$1,344
(Loss)/income from discontinued operations, net of tax	(2)	(282)	5	(228)
Net income/(loss) (attributable to PPG)	$300	$(280)	$1,576	$1,116

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.35	$0.01	$6.94	$5.75
(Loss)/income from discontinued operations, net of tax	(0.01)	(1.21)	0.02	(0.98)
Net income/(loss) (attributable to PPG)	$1.34	$(1.20)	$6.96	$4.77

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.34	$0.01	$6.92	$5.72
(Loss)/income from discontinued operations, net of tax	(0.01)	(1.21)	0.02	(0.97)
Net income/(loss) (attributable to PPG)	$1.33	$(1.20)	$6.94	$4.75

Average shares outstanding	224.4	231.8	226.3	233.8

Average shares outstanding - assuming dilution	225.2	232.8	227.1	234.9
(a) Other charges/(income) includes a charge of $41 million and income tax expense includes a $27 million benefit related to anticipated resolution of an outstanding tax matter that includes both income taxes and non-income taxes

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Twelve Months Ended December 31
	2025	2024
Cash from operating activities:
Cash from operating activities - continuing operations	$1,936	$1,391
Cash from operating activities - discontinued operations	$5	$29
Cash from operating activities	$1,941	$1,420
Cash (used for)/from investing activities - continuing operations:
Capital expenditures	$(778)	$(721)
Business acquisitions, net of cash balances acquired	$(1)	$(31)
Proceeds from divestiture of businesses	$43	$325
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$628	$622
Purchase of treasury stock	$790	$752

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2025	2024
Current assets:
Cash and cash equivalents	$2,163	$1,270
Short-term investments	56	88
Receivables, net	3,336	2,985
Inventories	1,996	1,846
Other current assets	408	368
Total current assets	$7,959	$6,557

Current liabilities:
Short-term debt and current portion of long-term debt	$706	$939
Accounts payable and accrued liabilities	3,957	3,731
Restructuring reserves	99	128
Current portion of operating lease liabilities	138	126
Other current liabilities	—	90
Total current liabilities	$4,900	$5,014

Long-term debt	$6,602	$4,876

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2025	2024
Operating Working Capital (a)	$2,748	$2,331
As a percent of quarter sales, annualized	17.6%	15.6%

(a)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2025	2024	2025	2024
Net sales
Global Architectural Coatings	$951	$881	$3,838	$3,921
Performance Coatings	1,322	1,262	5,513	5,237
Industrial Coatings	1,641	1,586	6,524	6,687
Total	$3,914	$3,729	$15,875	$15,845

Segment income
Global Architectural Coatings	$137	$118	$599	$678
Performance Coatings	246	259	1,148	1,142
Industrial Coatings	200	185	875	893
Total	$583	$562	$2,622	$2,713

Items not allocated to segments
Corporate	$(114)	$(87)	$(371)	$(341)
Interest expense, net of interest income	(34)	(15)	(88)	(64)
Business restructuring-related costs, net (a)	(14)	(362)	(54)	(377)
Portfolio optimization (b)	(3)	(17)	(1)	(59)
Income from legal settlement(c)	12	—	12	—
Resolution of tax matter (d)	(41)	—	(41)	—
Legacy environmental remediation charges (e)	—	(4)	(16)	(24)
Insurance recoveries (f)	—	4	6	4
Impairment and other related charges, net (g)	—	—	(24)	—
Income before income taxes	$389	$81	$2,045	$1,852

(a)	Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other charges/(income), net on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other charges/(income), net in the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.

(b)
Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other charges/(income), net on the consolidated statement of income, including the gain of $129 million on the sale of the company's silicas products business in the fourth quarter 2024, and the losses on the sales of the company's traffic solutions business in Argentina in the second quarter 2024. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 impairment charge.

(c)	In the fourth quarter 2025, the Company settled a legal matter related to a legacy business that it no longer operates. The related gain is included in Other charges/(income), net on the consolidated statement of income.

(d)
In the fourth quarter 2025, the Company recorded a net charge related to the anticipated resolution of an outstanding tax matter. The Company expects to pay incremental income taxes and non-income taxes in the impacted taxing jurisdiction related to the matter. The portion of the charge related to non-income taxes is included in Other charges/(income), net on the consolidated statement of income. In connection with this matter, the Company reduced its provision for uncertain tax positions, the impact of which is included in income tax expense on the consolidated statement of income.

(e)
Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other (income)/charges, net on the consolidated statement of income.

(f)
In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021. In the fourth quarter 2024, the company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.

(g)	In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment, which are included in Impairment and other related charges, net on the consolidated statement of income.